10K
Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Bureau of National Affairs, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-87450 and 333-140957) on Form S-8 of The Bureau of National Affairs, Inc. of our report dated March 26, 2007, with respect to the consolidated statements of income, changes in stockholders’ (deficit) equity and comprehensive (loss) income, and cash flows of The Bureau of National Affairs, Inc. and subsidiaries ("the Company") (before the effects of the adjustments described in Note 16 to the consolidated financial statements), and the consolidated financial statement schedule included as Item 15(a)(2) on the Company's Form 10-K, for the year ended December 31, 2006, which report appears in the December 31, 2008 annual report on Form 10-K of the Company.

Our audit report on the consolidated financial statements refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment.

Our audit report on the consolidated financial statements refers to the fact that we did not audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 16 to the consolidated financial statements, and that those adjustments were audited by a successor auditor.

/s/ KPMG LLP
KPMG LLP

McLean, Virginia
March 25, 2009

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